Exhibit 99.1

Nani Beccalli Appointed to

Genpact Board of Directors

New York (January 30, 2008) — Genpact (NYSE:G), which manages business processes for companies around the world, announced that Ferdinando “Nani” Beccalli-Falco, president and chief executive officer of GE International, has been appointed to its board of directors.

“We are delighted that Nani is joining the Genpact board,” said Genpact President & CEO Pramod Bhasin.  “He brings tremendous knowledge and understanding of international markets to the board and will be an asset to us in many ways.”

Beccalli was named president and chief executive officer of GE International in January 2005. Prior to his current position, Beccalli served as president and CEO of Europe, the Middle East, Africa, Latin America and Canada. He is responsible for directing GE’s strategies for growth outside the U.S. by working on behalf of all GE businesses to expand customer and government relationships and to develop new business markets. He is based in Brussels, Belgium.

About Genpact

Genpact manages business processes for companies around the world.  Genpact combines its process expertise, information technology and analytical capabilities with operational insight derived from experience in diverse industries to provide a wide range of services using its global delivery platform.  Genpact’s goal is to help its clients improve the ways in which they do business by continuously improving their business processes, using Six Sigma and Lean principles and by leveraging technology.  Genpact has more than 30,000 employees across 25 delivery centers in India, China, Hungary, Mexico, the Philippines, the Netherlands, Romania, Spain and the United States. For more info: www.genpact.com.

FOR MORE INFORMATION, CONTACT:

David Jensen david.jensen@genpact.com 1 203 252-8562	Adam Pratt apratt@stantoncomm.com 1 202 223 4933	Anita Trehan anita.trehan@genpact.com +91 (-98) -11100223